Filed Pursuant to Rule 433

Registration No. 333-285582-05

FREE WRITING PROSPECTUS

Dated May 13, 2026

Carvana Auto Receivables Trust 2026-P2

Issuing Entity

Carvana Receivables Depositor LLC

Depositor

Carvana, LLC

Sponsor

The Depositor has prepared a preliminary prospectus dated May 13, 2026, which describes the notes to be issued by the Issuing Entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The Depositor expects that the following classes of notes issued by the Issuing Entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

Class	Fitch Ratings Inc.	S&P Global Ratings

A-1	F-1+sf	A-1+ (sf)
A-2	AAAsf	AAA (sf)
A-3	AAAsf	AAA (sf)
A-4	AAAsf	AAA (sf)
B	AAsf	AA (sf)
C	Asf	A (sf)
D	BBBsf	BBB (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Citigroup	Santander	Wells Fargo Securities

Barclays	BNP Paribas	Deutsche Bank Securities

Mizuho

Co-Manager

Atlas sp		SMBC Nikko

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the issuer, the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing prospectus@citi.com.